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                                                FOR:     The Mexico Fund, Inc.

                                            CONTACT:     Eduardo Solano
                                                         The Mexico Fund, Inc.
                                                         011-52-55-5282-8900

                                    INVESTOR RELATIONS:  Gordon McCoun
                                                         Media: Brian Maddox
                                                         Morgen-Walke Associates
                                                         212-850-5600

FOR IMMEDIATE RELEASE
---------------------

                     MEXICO FUND ANNOUNCES FINAL RESULTS OF
                         FIRST IN-KIND REPURCHASE OFFER

         Washington, D.C., June 21, 2002 -- The Mexico Fund, Inc. (NYSE: MXF) announced today the final results of its first in-kind repurchase offer for up to 100% of the Fund's outstanding shares which expired on June 7, 2002. In accordance with the terms of the repurchase offer, the Fund has accepted for payment 25,487,175 shares, or 56.07%, of the Fund's 45,456,232 outstanding shares of common stock. The Fund completed its distribution of the proceeds of the repurchase offer yesterday to participating shareholders whose shares had been accepted for repurchase. Following the repurchase offer, the Fund now has 19,969,057 outstanding shares of common stock.

         This repurchase offer was the first offer conducted through the Fund's quarterly in-kind share repurchase policy, which is intended to provide additional liquidity to Fund shares and to reduce the discount at which they have been trading on the New York Stock Exchange. The discount has fluctuated at levels of around 7% since the Fund announced this policy on March 6, 2002, significantly lower than the double digit levels previously registered and 33% at its peak two years earlier.

         Shareholders are not required to participate in any of the Fund's repurchase offers and can continue to purchase and sell Fund shares in cash transactions on the New York Stock Exchange. The Fund anticipates that future repurchase offers will be scheduled to occur in conjunction with the Fund's fiscal quarters and are not intended to be a liquidation of the Fund. The next repurchase offer is anticipated to occur during the Fund's fourth fiscal quarter which ends October 31, 2002.

         Proceeds paid consisted of a pro-rata portion of the Fund's equity securities plus cash representing short-term securities of the Fund and other assets in excess of liabilities (as published by the Fund on the expiration date) of the Fund equal in value to the number of shares of the Fund submitted by the shareholder for repurchase, multiplied by 98% of the Fund's net asset value per share in U.S. dollars determined at the close of the regular trading session of the New York Stock Exchange on the

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expiration date as adjusted to eliminate distribution of fractional shares and/or odd lots, which fractional shares and/or odd lots were rounded up or down. The value and the percentage of the Fund's net assets represented by each of the portfolio securities distributed as proceeds may have decreased or increased between the expiration date of the repurchase offer and the actual receipt of the portfolio securities distributed as proceeds.

         For further information, contact the Fund's Investor Relations office at 011-52-55-5282-8900, or by email at investor-relations@themexicofund.com.

The Mexico Fund, Inc. is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund's filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Mexico Fund or any other person that the events or circumstances described in such statement are material.

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